EXHIBIT 99.1

For further information contact:
C. Scott Webster – Dreyer’s Grand Ice Cream Holdings, Inc., Investor Relations – 510 450 4545
Dori Sera Bailey — Dreyer’s Grand Ice Cream Holdings, Inc., Media Relations – 510 601 4241

DREYER’S GRAND ICE CREAM COMPLETES ACQUISITION OF SILHOUETTE BRANDS, INC.

(OAKLAND, Calif. – July 26, 2004) – Dreyer’s Grand Ice Cream Holdings, Inc. (NNM: DRYR), and Silhouette Brands, Inc. (“Silhouette Brands” or “Silhouette”) (Pink Sheets: SIHB.PK) announced that Dreyer’s Grand Ice Cream, Inc. (“Dreyer’s”) has completed the acquisition of Silhouette Brands, as described in our previous press release.

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Dreyer’s Grand Ice Cream Holdings, Inc. (Dreyer’s) (NNM:DRYR) and its subsidiaries manufacture and distribute a full spectrum of ice cream and frozen dessert products. Brands of frozen dessert products currently manufactured and distributed by Dreyer’s in the United States include Grand, Grand Light®, Häagen-Dazs®, Nestlé® Drumstick®, Nestlé Crunch®, Butterfinger®, Baby Ruth®, Toll House®, Carnation®, Push-Up®, Dole®, Homemade and Starbucks®. The Company’s premium products are marketed under the Dreyer’s brand name throughout the western states and Texas, and under the Edy’s® name throughout the remainder of the United States. Internationally, the Dreyer’s brand extends to select markets in the Far East and the Edy’s brand to the Caribbean and South America. For more information on the Company, please visit www.dreyersinc.com.

Edy’s, the Dreyer’s and Edy’s logo design, Grand Light, Slow Churned, and Homemade, are all trademarks or trade names of Dreyer’s Grand Ice Cream, Inc. The Nestlé and Häagen-Dazs trademarks in the U.S are licensed to Dreyer’s by Nestlé. All other trademarks and trade names are owned by their respective companies and licensed to Dreyer’s. © 2004 by Dreyer’s Grand Ice Cream Holdings, Inc. All rights reserved.

Silhouette Brands Inc. is one of the largest and fastest growing frozen novelty companies in the U.S. It sells low fat and low carb ice cream snacks under its distinctive brands, Skinny Cow® and Skinny Carb®. Based in New York City, the company was founded in 1994 by Marc Wexler and Sam Pugliese. For further information on the Company and its products, visit its Web site: www.skinnycow.com.

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Forward-Looking Statements:

Certain statements contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expectations, beliefs, intentions, or strategies regarding the future. Such forward-looking statements involve known and unknown risks and uncertainties at the time such statements are made which may cause the company’s actual actions or results to differ materially from those contained in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to, the ability of Dreyer’s to capitalize on potential synergies and efficiencies in its manufacturing and distribution operations without negatively affecting sales, the success of the company’s marketing and promotion programs and competitors’ responses and market conditions affecting the prices of the company’s products.

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